                                                              Exhibit (a)(1)(xi)

                 AMENDED AND RESTATED OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                          FOX & HOUND RESTAURANT GROUP
                                       AT
                              $16.30 NET PER SHARE
                                       BY
                             NPSP ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                              F&H ACQUISITION CORP.
                                                                February 3, 2006

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

      We have been appointed by NPSP  Acquisition  Corp.  (the  "Purchaser"),  a
Delaware  corporation and a wholly owned subsidiary of F&H Acquisition  Corp., a
Delaware  corporation,  to act as Information Agent in connection with its offer to purchase all  outstanding  shares of common stock,  par value $0.01 per share
(the "Shares"),  of Fox & Hound  Restaurant  Group, a Delaware  corporation (the
"Company"),  at $16.30 per Share,  net to the seller in cash, upon the terms and subject to the conditions set forth in the  Purchaser's  Amended and Restated
Offer to Purchase dated February 3, 2006, and the related Letter of Transmittal
(which, together with any amendments or supplements thereto, collectively constitute the "Offer").

      The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the Expiration Date a number of shares, which, together with the shares then owned by Parent and its subsidiaries (including the Purchaser), represents at least a majority of the total number of shares outstanding on a fully diluted basis and (ii) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. See Section 15 of the Amended and Restated Offer to Purchase.

      For your  information and for forwarding to your clients for whom you hold
Shares registered in your name or in the name of your nominee,  we are enclosing the following documents:

    1.  Amended and Restated Offer to Purchase dated February 3, 2006;

    2.  Letter of Transmittal, including a Substitute Form W-9, for your use and for the information of your clients;

    3.  The Company's Solicitation/Recommendation Statement on Schedule 14D-9;

    4.  Notice of  Guaranteed  Delivery  to be used to  accept  the Offer if the
        Shares and all other required  documents cannot be delivered to American
        Stock  Transfer & Trust Company,  the  Depositary for the Offer,  by the
        expiration of the Offer;

    5.  A form of letter  which may be sent to your  clients for whose  accounts you hold Shares  registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    6.  Guidelines  for  Certification  of  Taxpayer  Identification  Number  on
        Substitute  Form W-9 providing  information  relating to backup  federal income tax withholding; and

    7.  Return envelope addressed to the Depositary.

          WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

      THE OFFER AND WITHDRAWAL  RIGHTS EXPIRE AT 12:00  MIDNIGHT,  NEW YORK CITY
TIME, ON THURSDAY, FEBRUARY 16, 2006, UNLESS THE OFFER IS EXTENDED.

      The Purchaser will not pay any fees or  commissions to any broker,  dealer or other person (other than the Information Agent or the Depositary as described in the Offer to  Purchase)  for  soliciting  tenders of Shares  pursuant  to the
Offer. The Purchaser will, however,  upon request,  reimburse brokers,  dealers, banks and trust  companies  for  reasonable  and  necessary  costs and  expenses incurred by them in forwarding materials to their customers.  The Purchaser will pay all stock  transfer taxes  applicable to its purchase of Shares  pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

      The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 30, 2006 (the "Merger Agreement"), by and among the
Purchaser, F&H Acquisition and Fox & Hound, and for limited purposes, Newcastle
Partners, L.P., a Texas limited partnership, and Steel Partners II, L.P., a
Delaware limited partnership, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Fox & Hound, with Fox & Hound surviving the Merger as a wholly owned subsidiary of F&H Acquisition (the "Merger"). At the effective time of the Merger, each outstanding Share (other than Shares owned by F&H
Acquisition, the Purchaser or by stockholders, if any, who are entitled to and properly exercise dissenters' rights under Delaware law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon, as set forth in the Merger Agreement and as described in the Offer to Purchase.

      In order to accept the  Offer,  a duly  executed  and  properly  completed
Letter of  Transmittal  and any  required  signature  guarantees,  or an Agent's
Message (as defined in the Offer to  Purchase) in  connection  with a book-entry delivery  of Shares,  and any other  required  documents,  should be sent to the
Depositary by 12:00 Midnight, New York City time, on Thursday, February 16, 2006.

      Any  inquiries  you may have with respect to the Offer should be addressed to, and  additional  copies of the enclosed  materials may be obtained from, the undersigned  at the address and telephone  number set forth on the back cover of the Offer to Purchase.

                                              Very truly yours,

                                              MacKenzie Partners, Inc.

      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU
THE AGENT OF NPSP  ACQUISITION  CORP.,  F&H ACQUISITION  CORP.,  THE INFORMATION
AGENT  OR THE  DEPOSITARY,  OR  AUTHORIZE  YOU OR ANY  OTHER  PERSON  TO USE ANY
DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN  CONNECTION  WITH THE
OFFER OTHER THAN THE DOCUMENTS  ENCLOSED  HEREWITH AND THE STATEMENTS  CONTAINED
THEREIN.